EXHIBIT 99.1

Global Telecom & Technology to Acquire PacketExchange

GTT Further Advances Strategy to Scale Business Globally

McLean, VA., May 23, 2011 - Global Telecom & Technology, Inc. (“GTT”), (OTCBB: GTLT), a global telecommunications carrier and leading network integrator serving the data communications needs of large enterprise, government and carrier clients, announces an agreement to acquire privately-held, UK-based PacketExchange. The transaction underlines GTT’s growth strategy to scale the business globally through both organic growth and strategic acquisitions.

Under the terms of the agreement, GTT will pay up to $20 million in cash and assumed debt to acquire PacketExchange, which through its subsidiaries operates network assets throughout the US, Europe and Asia, serving approximately 500 customers generating over $20 million in annualized revenue post-acquisition. In combination with GTT’s existing network and operating platform, the acquired business is expected to drive significant incremental EBITDA. GTT expects the transaction to close by the end of the 2nd quarter of 2011.

With the completion of this acquisition, GTT will gain greater scale and a broader global customer base of over 1,200 worldwide clients, as well as an expanded portfolio of data services, including: Global Ethernet, Global Peering, Collaborative Networking, Cloud Networking, Dedicated Internet Access and Transit as well as Network Infrastructure-as-a-Service, complete end-to-end managed network solutions. GTT expects to rapidly integrate the network assets, services and clients into its proprietary Client Management Database (CMD) to provide seamless high-quality support to all clients.

"The addition of PacketExchange strengthens our robust portfolio of telecom services, and these assets advance GTT’s strategy to rapidly scale our global telecom business.  With this transaction, we will further leverage our unique intellectual capital and enhance our established reputation for providing reliable telecom services to our global customer base," states Rick Calder, President and Chief Executive Officer of Global Telecom & Technology.

“We are excited about the opportunity and potential of the combined company on behalf of the PacketExchange clients, and we look forward to assuring a smooth transition and integration,” states Rick Mace, Chief Executive Officer of PacketExchange.

“GTT has experience seamlessly integrating complex telecom acquisitions, and the process with PacketExchange, already underway, will be no different. This is another example of how we can simultaneously build a broader, deeper and more sophisticated customer base while greatly enhancing our positive cash flow through our M&A activities,” comments Eric Swank, Chief Financial Officer of GTT. We have established an attractive debt-financing package to finance the acquisition, and we expect the transaction to be immediately accretive.”

About PacketExchange
PacketExchange is the leading provider of customized Ethernet network solutions for business. With a private, secure global network powering a comprehensive suite of private Ethernet network and Internet services, PacketExchange allows companies to acquire and run their entire network infrastructure as a fully managed service – making the need to procure, maintain and manage expensive network assets in-house obsolete. PacketExchange‘s redundant network mesh across Europe, USA and Asia and exclusive wide-area peering fabric enable hundreds of enterprises, web application providers, digital media, content, and access and broadband service providers to connect collaboratively to their trading partners around the world. PacketExchange is a privately held company headquartered in London, UK with network facilities in Amsterdam, Brussels, Chicago, Dallas, Dublin, Frankfurt, Hong Kong, London, Los Angeles, Manchester, Miami, New York, Palo Alto, Paris, San Francisco, San Jose, Seattle, Secaucus NJ, Singapore, Washington DC and Yokohama.  For more information about PacketExchange, please visit www.packetexchange.net.

About GTT
GTT is a global telecommunications carrier and leading network integrator serving the data communications needs of large enterprise, government and carrier clients in over 80 countries.  We combine our own network assets with the networks of over 800 suppliers worldwide to deliver cost-effective, scalable solutions supporting each client’s unique requirements.  Through our proprietary Client Management Database (CMD), GTT provides streamlined service design and quotation, rapid service implementation, and global 24x7 monitoring and support.  GTT is headquartered in the Washington, DC metro region with offices in London, Dusseldorf, and Denver.  For more information visit the GTT website at www.gt-t.net.

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GTT Investor Contact:	GTT Media Inquiries:
Eric Swank +1.703.442.5529 eric.swank@gt-t.net This e-mail address is being protected from spambots. You need JavaScript enabled to view it	Michelle Reilly +1.703.442.5582 michelle.reilly@gt-t.net This e-mail address is being protected from spambots. You need JavaScript enabled to view it